                                                                   Exhibit 10.25

                                                                  EXECUTION COPY

                                 LEASE AGREEMENT

                                 by and between

                      FINISTAR (CA-TX) LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                                   as LANDLORD

                                       and

                              FINISAR CORPORATION,
                             a Delaware corporation,

                                    as TENANT

                           Premises: Allen, Texas; and
                                     Sunnyvale, California

                          Dated as of: February 4, 2005

 1.   Demise of Premises ..................................................    1
 2.   Certain Definitions..................................................    1
 3.   Title and Condition; Single Lease Transaction........................    8
 4.   Use of Leased Premises; Quiet Enjoyment..............................   10
 5.   Term.................................................................   11
 6.   Basic Rent...........................................................   12
 7.   Additional Rent......................................................   12
 8.   Net Lease; Non-Terminability.........................................   13
 9.   Payment of Impositions...............................................   13
10.   Compliance with Laws and Easement Agreements, Environmental Matters..   15
11.   Liens; Recording.....................................................   16
12.   Maintenance and Repair...............................................   17
13.   Alterations and Improvements.........................................   17
14.   Permitted Contests...................................................   19
15.   Indemnification......................................................   19
16.   Insurance............................................................   20
18.   Termination Events...................................................   24
19.   Restoration..........................................................   25
20.   Procedures Upon Purchase.............................................   26
21.   Assignment and Subletting, Prohibition Against Leasehold Financing...   27
22.   Events of Default....................................................   31
23.   Remedies and Damages Upon Default....................................   33
24.   Notices..............................................................   37
25.   Estoppel Certificate.................................................   37
26.   Surrender............................................................   38
27.   No Merger of Title...................................................   38
28.   Books and Records....................................................   38
29.   Determination of Value...............................................   39
30.   Non-Recourse as to Landlord..........................................   41
31.   Financing............................................................   41
32.   Subordination, Non-Disturbance and Attornment........................   42
33.   Tax Treatment; Reporting.............................................   42
34.   Intentionally Omitted................................................   42
35.   Option to Purchase...................................................   42
36.   Security Deposit.....................................................   43
37.   Miscellaneous........................................................   45
38.   Post-Closing Obligations.............................................   47

EXHIBITS

Exhibit "A"   - Premises
Exhibit "B"   - Equipment
Exhibit "C"   - Schedule of Permitted Encumbrances
Exhibit "D"   - Rent Schedule
Exhibit "E"   - Post-Closing Obligations
Exhibit "F"   - Acquisition Costs
Exhibit "G"   - Premises Percentage Allocation of Basic Rent
Exhibit "H"   - Pre-Approved Alterations

          LEASE AGREEMENT, made as of February 4, 2005, between FINISTAR (CA-TX) LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), with an address c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and FINISAR CORPORATION, a Delaware corporation ("Tenant"), with an address at 1308 Moffett Park Drive, Sunnyvale, California 94089.

          In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

          1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property, hereinafter referred to collectively as, the "Leased Premises and individually as the "California Premises" and the "Texas Premises", each of which premises shall include: (a) the real property as more particularly described in the applicable legal description set forth in Exhibit "A" attached hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

          2. Certain Definitions.

               "Acquisition Cost" of each of the Related Premises shall mean the amount set forth opposite such premises on Exhibit "F" hereto.

               "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

               "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

               "Affiliate" of any Person shall mean any Person which shall (i) control, (ii) be under the control of, or (iii) be under common control with such Person (the term "control" as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation) and the power to direct or cause the direction of the management or policies of such Person.

               "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary, including, without, limitation the Pre-Approved Alterations.

               "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, sidewalks, driveways, curbways, alleys, vaults, gores or strips of land adjoining the Land.

               "Asset Transfer" shall mean Asset Transfer as defined in Paragraph 21(j).

               "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

               "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

               "Basic Rent Payment Date" shall mean Basic Rent Payment Date as defined in Paragraph 6.

               "Casualty" shall mean any damage to or destruction of or which affects the Leased Premises or any Related Premises.

               "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

               "Condemnation" shall mean a Taking.

               "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

               "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

               "Credit Entity" shall mean any Person that (i) has a publicly traded unsecured senior debt rating of "Baa2" or better from Moody's or a rating of "BBB" or better from S&P (or, if such Person does not then have rated debt, a written determination by either of such rating agencies such Person's unsecured senior debt would be so rated by such agency) and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and, if applicable, Lender and (ii) is not then on "Negative Credit Watch".

               "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

               "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises.

               "Environmental Law" shall mean (a) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by any Hazardous Substances or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources

Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

               "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within any Related Premises, or from any Related Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under, within or about any Related Premises in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of any Related Premises, or which could result in a creation of a lien on any Related Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

               "Equipment" shall mean the Equipment as defined in Paragraph 1.

               "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

               "Fair Market Value" shall mean (A) with respect to any sale or acquisition of the Leased Premises, the higher of (x) the fair market value of the Leased Premises as of the Relevant Date as if unaffected and unencumbered by this Lease or (y) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease and including all extension periods actually exercised by Tenant or deemed exercised pursuant to Paragraph 5(b) of this Lease and (B) with respect to a determination of Basic Rent for any Renewal Term, the fair market rental value of the Leased Premises for the relevant Renewal Term ("Fair Market Rental Value"). For all purposes of this Lease, Fair Market Value and Fair Market Rental Value shall be determined in accordance with the procedure specified in Paragraph 29.

               "Fair Market Value Date" shall mean the date when the Fair Market Value or the Fair Market Rental Value, as applicable, is determined in accordance with Paragraph 29.

               "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

               "FSI" shall mean FSI International Inc., a Minnesota corporation.

               "FSI Sublease" shall mean that certain Sublease Agreement, dated the date hereof, executed by Tenant, as sublandlord, and FSI, as subtenant, with respect to the Texas Premises.

               "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (c) involves the containment or storage of any Hazardous Substance; or (d) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

               "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

               "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, microbial matter (including but not limited to mold, mildew and other fungi or bacterial matter which reproduces through the release of spores or the splitting of cells), urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

               "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

               "Improvements" shall mean the Improvements as defined in Paragraph 1.

               "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

               "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

               "Land" shall mean the Land as defined in Paragraph 1.

               "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

               "L/C Reduction Criteria" shall mean, respectively, with respect to the then current Tenant, (A) in the case of a request for the first (1st) reduction of the amount of the Security Deposit under Paragraph 36(b),(i) a publicly traded unsecured senior debt rating of "Baa3" or better from Moody's or a rating of "BBB-" or better from S&P (or, if Tenant does not then have rated debt, a written determination by either of such rating agencies that Tenant's unsecured senior debt would be so rated by such agency, based upon the performance of a "Private Credit Analysis" or its equivalent if no longer so named) and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and, if applicable, Lender and (ii) is not then on "Negative Credit Watch", and (B) in the case of a request for the second (2nd) reduction of the amount of the Security Deposit under Paragraph 36(b),(i) a publicly traded unsecured senior debt rating of "Baa1" or better from Moody's or a rating of "BBB+" or better from S&P (or, if Tenant does not then have rated debt, a written determination by either of such rating agencies that Tenant's unsecured senior debt would be so rated by such agency, based upon the performance of a "Private Credit Analysis" or its equivalent if no longer so named) and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and, if applicable, Lender and (ii) is not then on "Negative Credit Watch".

               "Lease" shall mean this Lease Agreement.

               "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

               "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

               "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises or any Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or any Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or any Related Premises or requires Tenant to carry insurance other than as required by this Lease.

               "Lender" shall mean any Person (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

               "Letter of Credit" shall mean Letter of Credit as defined in Paragraph 36.

               "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

               "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

               "Moody's" shall mean Moody's Investor Services, Inc.

               "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

               "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

               "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

               "Offer Amount" shall mean an amount equal to the greater of (a) the Fair Market Value of the Leased Premises as of the Relevant Date plus the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with the proceeds of the Offer Amount and (b) 110% of the Acquisition Cost plus the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with the proceeds of the Offer Amount.

               "Option Exercise Notice" shall mean Option Exercise Notice as defined in Paragraph 35.

               "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

               "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

               "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

               "Person" shall mean an individual, partnership, association, corporation or other entity.

               "Pre-Approved Alterations" shall mean the Alterations identified on Exhibit "H" attached hereto, to be performed by or on behalf of Tenant at the Texas Premises and/or the California Premises, as indicated, but subject, in each case to the provisions of Paragraph 12(b) and Paragraphs 13(b) and (c).

               "Post Closing Obligations" shall mean those obligations of Tenant, if any, specified in Exhibit "E" hereto.

               "Premises Percentage Allocation" shall mean the percentage allocated to each Related Premises in Exhibit "G" to this Lease as the same may be adjusted in accordance with the formula specified in Exhibit "G".

               "Prepayment Premium" shall mean any payment required to be made by Landlord to a Lender under a Note or any other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may without limitation take the form of (a) a "make whole" or yield maintenance clause requiring a prepayment premium or (b) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (i) the total amount required to defease a Loan and (ii) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).

               "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

               "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

               "Related Premises" shall mean any of the California Premises and the Texas Premises.

               "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii), and (e) the date Tenant provides Landlord with the Option Exercise Notice pursuant to Paragraph 34, as applicable, and (f) the date on which Fair Market Rental Value is determined in the event of any extension of this Lease pursuant to Paragraph 5(b).

               "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18.

               "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

               "Rent" shall mean, collectively, Basic Rent and Additional Rent.

               "S&P" shall mean Standard and Poor's Rating Services, a division of the Mcgraw-Hill Companies, Inc.

               "Security Deposit" shall mean Security Deposit as defined in Paragraph 36.

               "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

               "State" shall mean the State of Texas.

               "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

               "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

               "Term" shall mean the Term as defined in Paragraph 5.

               "Termination Amount" shall mean an amount equal to the greater of
(a) the Fair Market Value of the applicable Related Premises plus the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing, as applicable, any Loan with proceeds of the Termination Amount or
(b) the Acquisition Cost of the applicable Related Premises plus the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing in whole or in part, as applicable, any Loan with proceeds of the Termination Amount.

               "Termination Date" shall mean Termination Date as defined in Paragraph 18.

               "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

               "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

               "Threshold Amount" shall mean (i) for the purposes of Paragraph 10, $500,000, (ii) for the purposes of Paragraph 13, $350,000; provided that, for the purpose of determining whether or not the Threshold Amount has been exceeded with respect to Alterations and/or Equipment pursuant to Paragraph 13 hereof, amounts expended for Alterations and/or Equipment in connection with the Pre-Approved Alterations shall not be included and (iii) for the purposes of Paragraphs 17 and 19, $250,000.

               "Warranties" shall mean Warranties as defined in Paragraph 3(d).

               "Work" shall mean Work as defined in Paragraph 13(c).

          3. Title and Condition; Single Lease Transaction.

               (a) The Leased Premises are demised and let subject to (i) the rights of FSI pursuant to the FSI Sublease and the rights of any other Persons in possession of or having the right to occupy the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

               (b) Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY,

(xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

               (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and except as provided in Paragraph 34 hereof with respect to an option purchase the Leased Premises that Tenant has only the leasehold right of possession and use of the Leased Premises, as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

               (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties upon the occurrence of an Event of Default. Tenant shall enforce the Warranties in accordance with their respective terms. Solely with respect to the Texas Premises, the covenants contained herein shall not in any event prevent Tenant from pursuing its rights under that certain Purchase and Sale Agreement, dated on or about the date of this Lease, between FSI, as Seller, and Tenant, as Purchaser, and Tenant shall retain the right to enforce the provisions of such Purchase and Sale Agreement.

               (e) LANDLORD AND TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS INCLUDED IN ANY AND ALL OF THE LEASED PREMISES (WHEREVER LOCATED), THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF

SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT WITH RESPECT THERETO.

               (f) TENANT, ON BEHALF OF ITSELF AND ANY TRUSTEE OR LEGAL REPRESENTATIVE (UNDER THE FEDERAL BANKRUPTCY CODE OR ANY SIMILAR STATE INSOLVENCY PROCEEDING) EXPRESSLY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE PROVISIONS OF PARAGRAPHS 18 OR 35 HEREOF OR ANY OTHER PROVISION IN THIS LEASE TO THE CONTRARY, IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS AND EQUIPMENT INCLUDED IN EACH AND ALL OF THE RELATED PREMISES (WHEREVER LOCATED) AND SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER, AND TENANT, ON BEHALF OF ITSELF AND ANY SUCH TRUSTEE OR LEGAL REPRESENTATIVE, HEREBY WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE ALLOCATIONS OF ACQUISITION COST AND PERCENTAGE ALLOCATION OF BASIC RENT AS SET FORTH ON EXHIBIT "E" AND EXHIBIT "F" HEREOF ARE INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT AND LEASE TERMINATION UNDER CERTAIN LIMITED CIRCUMSTANCES AND AS AN ACCOMMODATION TO TENANT. ANY EVENT OF DEFAULT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(f) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.

          4. Use of Leased Premises; Quiet Enjoyment.

               (a) Tenant may occupy and use the Leased Premises for research and development facilities, light manufacturing and incidental office use in connection with Tenant's business and uses ancillary thereto, all to the extent permitted by applicable Legal Requirements, and for no other purpose. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

               (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers, making any repairs and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

          5. Term.

               (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on February 29, 2020 (the "Expiration Date").

               (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and each anniversary being a referred to herein as a "Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of ten
(10) years (each such extension, a "Renewal Term"), provided Tenant shall notify Landlord in writing in recordable form at least eighteen (18) months prior to the next Renewal Date that Tenant is extending this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal Terms). If Tenant shall fail to give the aforesaid notice that Tenant is extending this Lease as of the next Renewal Date, time being of the essence, the option provided in this Paragraph 5(b) and any exercise thereof by Tenant shall cease and terminate and shall be null and void.

               (c) If Tenant does not exercise its option to extend or further extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

          6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), payable quarterly in advance for the next three (3) calendar months, commencing on the twenty-fifth (25th) day of February, 2005 and, thereafter, on the same day of each May, August, November and February occurring during the Term, and which shall be payable as set forth in said Exhibit "D". The date that each payment of Basic Rent is due is hereinafter referred to as a "Basic Rent Payment Date". Each such payment of Basic Rent shall be made in Federal Funds on each Basic Rent Payment Date to Landlord and/or to such one or more other Persons, pursuant to wire transfer instructions delivered to Tenant from time to time at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof).

          7. Additional Rent.

               (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                    (i) except as otherwise specifically provided herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant (or an Affiliate or designee of Tenant) under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant or the review and monitoring of compliance by Tenant with the terms of this Lease after an Event of Default under Paragraphs 10, 12, 13, or 19 or in monitoring Tenant's compliance with any Post-Closing Obligations, (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation, (K) any fees associated with the wire transfers of Rent payments to Landlord, and (L) any other items specifically required to be paid by Tenant under this Lease;

                    (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the "Late Charge") equal to five percent (5%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant's delinquency, provided, however, that with respect to not more than two (2) late payments of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days following the due date thereof. Tenant hereby acknowledges and agrees that the Late Charges described herein represent fair and reasonable compensation to Landlord for the administrative time and expense incurred as a result of or in connection such late payments;

                    (iii) a sum equal to any additional sums (including any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, default penalties, interest in excess of amounts payable under clause
(iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                    (iv) interest at the rate (the "Default Rate") equal to the lesser of (A) the highest rate then permitted under applicable Laws and (B) five percent (5%) over the Prime Rate per annum, in either case, on the following sums until paid in full: (1) all overdue installments of Basic Rent from the respective due dates thereof, (1) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (3) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue; .

               (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within ten (10) days after Landlord's demand for payment thereof.

               (c) In no event shall amounts payable under Paragraph 7(a)(ii),
(iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

          8. Net Lease; Non-Terminability.

               (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

               (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

               (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

               (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

          9. Payment of Impositions.

               (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use or possession of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, (v) sale of any of the Leased Premises by Tenant or an affiliate or designee of Tenant or (vi) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten
(10) days after Landlord's request therefor.

               (b) Following the occurrence of an Event of Default or if Landlord is required by a Lender to pay into escrow funds necessary to pay Escrow Charges (as herein defined), Tenant shall pay Escrow Charges to Landlord such amounts (each an "Escrow Payment") monthly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due, provided, however, that Landlord shall, in good faith, endeavor to have such Lender waive the collection of Escrow Payments. As used herein, "Escrow Charges" shall mean real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance repair and/or tenant improvements and leasing commissions required by any Lender. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amounts shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord. Notwithstanding the foregoing, Landlord agrees that it shall use its good faith effort to cause each Lender to waive its requirements that Tenant make Escrow Payments so long as no Event of Default by Tenant has occurred hereunder and Tenant first-named herein (which shall be deemed to include its successor by merger or consolidation and or any permitted Affiliate transferee of Tenant's interest in this Lease) remains the tenant in physical occupancy of the Leased Premises.

          10. Compliance with Laws and Easement Agreements, Environmental
Matters.

               (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or
(ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, and (iii) without the prior written consent of Landlord and Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

               (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord.

               (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant's operations and perform, as agents of Tenant, and to conduct environmental site investigations and assessments ("Site Assessments") on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises,
(ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The costs of performing and reporting Site Assessments under clause (ii) (but only one (1) time), under clause (iv), under clause (i) in connection with either Landlord's initial financing of any of the Leased Premises or sale of any of the Leased Premises to Tenant or an Affiliate or designee of Tenant, and under clause (v) if any Environmental Violation is discovered, shall be paid by Tenant, otherwise such costs shall be paid by Landlord.

               (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is, in the reasonable determination of an environmental consultant reasonably acceptable to Landlord and Tenant, likely to exceed the Threshold Amount, Tenant shall provide to Landlord, within ten
(10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

               (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

               (f) If Tenant fails to correct any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

               (g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

               (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.

          11. Liens; Recording.

               (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

               (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and concurrently with the mutual execution and delivery of this Lease, Landlord and Tenant each agree to execute and cause a memorandum or short form of this Lease and any supplement hereto or thereto to be recorded (recording shall be in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease).

          12. Maintenance and Repair.

               (a) Tenant shall at all times maintain the each Related Premises in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of (i) the practices generally recognized as then acceptable by other companies in its industry or
(ii) observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any Related Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

               (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any Related Premises, (ii) violate the provisions of any restrictive covenant affecting any Related Premises, (iii) hinder or obstruct any easement or right-of-way to which any Related Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving any written notice of the existence of any such encroachment, violation, hindrance or obstruction, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations; provided however, that with respect to any Improvements existing at the Leased Premises as of the date of this Lease, Tenant shall not be required to take the actions required under clauses (A) or
(B) hereof unless Tenant shall have received a written demand from any applicable governmental authority having jurisdiction over any of the Related Premises or the operations thereof or any affected Person (other than Landlord) to take such action or if any such parties shall commence any action or proceeding with respect thereto.

          13. Alterations and Improvements.

               (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of the Threshold Amount with respect to any Related Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of the Threshold Amount with respect to any Related Premises, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of the Threshold Amount with respect to any Related Premises, the prior written approval of Landlord shall be required, which approval shall not be unreasonably withheld, provided that, with respect to any non-structural Alterations, if Landlord shall not have notified Tenant of its disapproval of such proposed non-structural Alterations within thirty (30) days after Landlord's receipt of plans and specifications therefor together with such other documentation as Landlord may reasonably request in order to make such determination, such approval shall be deemed granted. If Tenant desires to make structural Alterations with respect to any Related Premises, the prior written approval of Landlord shall be required, which approval shall be in Landlord's sole discretion. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord, which approval shall be in Landlord's sole discretion. Landlord shall have the right to require Tenant to remove any Alterations except for (A) those Alterations required by Law, (B) any Pre-Approved Alterations, or (C) any Alterations which Landlord has agreed in writing at the time of granting consent thereto that removal will not be required. In connection therewith, upon the request of Tenant at the time of submission of any plans and specifications for Alterations to Landlord, Tenant shall have the right to request that Landlord determine whether such proposed Alterations must be removed at the end of the Term, in which case, Landlord shall notify Tenant in writing at the time of granting approval to any such Alterations, whether or not such Alteration must be so removed.

               (b) Notwithstanding anything in Paragraph 13(a) to the contrary, Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, to perform the Pre-Approved Alterations; provided that same shall nevertheless be subject to the provisions of Paragraph 12(a) and 13 (c) hereof and, provided further, that such Pre-Approved Alterations shall be paid for with funds from the cash flow from operations of Tenant or through additional equity but not through the incurrence of any indebtedness.

               (c) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work") whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements,
(iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of
(A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, (ix) if any such Work involves the Pre-Approved Alterations, Tenant shall complete or cause the Pre-Approved Alterations to be completed on or before February 1, 2007 and (x) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of any Related Premises.

          14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (c) discharge or remove any lien referred to in Paragraph 11 or 13 or (d) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations") and may dispute or contest the same, so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any Related Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

          15. Indemnification.

               (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises, (ii) any casualty in any manner arising from any of the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty,
(iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

               (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall by paid by Tenant.

               (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

THE INDEMNITY SET FORTH IN THIS SECTION 15 SHALL NOT BE IMPAIRED OR AFFECTED BY NEGLIGENCE ON THE PART OF LANDLORD OR ANYONE ACTING

ON BEHALF OF LANDLORD. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THIS LEASE INCLUDES INDEMNIFICATION PROVISIONS WHICH IN CERTAIN CIRCUMSTANCES COULD INCLUDE AN INDEMNIFICATION BY TENANT OF LANDLORD FROM CLAIMS OR LOSSES ARISING AS A RESULT OF LANDLORD'S OWN NEGLIGENCE.

          16. Insurance.

               (a) Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Premises:

                    (i) Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under "Special Causes of Loss" form coverage, and including customarily excluded perils of hail, windstorm, flood coverage, earthquake and, to the extent required by Lender, terrorism insurance, in amounts no less than the actual replacement cost of the Improvements and Equipment; provided that, if Tenant's insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a "Difference in Conditions" form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and "Law and Ordinance" coverage (at full replacement cost). Such policies and endorsements shall contain deductibles not more than $100,000 per occurrence, except for earthquake and "named" storm wind coverage, in which cases the deductibles shall not exceed five (5%) of the full replacement value of the Improvements at the applicable Related Premises, subject to minimum deductible of $250,000. With respect to flood coverage, Tenant shall carry flood insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as same may be amended.

                    (ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $10,000,000 per occurrence/annual aggregate, with no self-insured retention or deductible, on a claims occurrence basis.

                    (iii) Workers' compensation insurance in the amount required by applicable Law and employers' liability insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises.

                    (iv) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause
(i) above or pursuant to a separate policy or endorsement). Either such Boiler and Machinery policy or the Special Causes of Loss policy required in clause (i) above shall include at least $3,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $100,000.

                    (v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than twelve (12) months from time of loss, including extended period of indemnity which provides that after the physical loss to the Improvements and Equipment has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of two (2) months from the date that the applicable Related Premises is repaired or replaced and operations are resumed, whichever first occurs.

                    (vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                    (vii) Such other insurance (or other or different terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause, insurer rating) on or in connection with any of the Leased Premises as Landlord or Lender may hereafter reasonably require from time to time (including, without, limitation, flood coverage to the extent the flood zone designation of a Related Premises changes or Lender's minimum requirements increase, mold and/or terrorism insurance).

               (b) The insurance required by Paragraph 16(a) shall be written by companies having a Best's rating of A:VII or above and a claims paying ability rating of A+ or better by Standard & Poor's Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the States in which the Lease Premises are located . The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

               (c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior written notice to Landlord and Lender.

               (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if required by Lender, original or certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 28 (or its equivalent).

               (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" policy or policies covering other properties of Tenant or under an "umbrella" policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations. The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord.

               (f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as additional insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof within ten (10) days of obtaining same.

               (g) Each policy (other than workers' compensation coverage ) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.

               (h) The proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                    (i) proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds; and

                    (ii) proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

          17. Casualty and Condemnation.

               (a) If any Casualty to any of the Related Premises occurs Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim in excess of the Threshold Amount shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as

Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

               (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

               (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(c), shall commence and diligently continue to restore the applicable Related Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming such Related Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including the Threshold Amount shall be paid by Landlord to Tenant and Tenant shall restore the applicable Related Premises in accordance with the requirements of Paragraphs 12(a) and 13(c) of this Lease, and any balance shall promptly be refunded to Landlord. Any Net Award in excess of the Threshold Amount shall (unless such Casualty or Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the applicable Related Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. Landlord and Tenant waive the provisions of California Civil Code Section 1932 and 1933 and California Code of Civil Procedure Section 1265.130.

          18. Termination Events.

               (a) If either (i) all of any Related Premises shall be taken by a Taking or (ii) any substantial portion of any Related Premises shall be taken by a Taking or all or any substantial portion of any Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises (any one or all of the Related Premises described in clauses (i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a

"Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty
(30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") in the form described in Paragraph 18(b) of the Tenant's election to terminate this Lease as to the Affected Premises. If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Affected Premises in accordance with Paragraphs 17 and 19.

               (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least sixty (60) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value.

               (c) If Landlord shall reject such offer by Tenant to pay to Landlord the Termination Amount pursuant to Paragraph 18(b) above by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender to Landlord's rejection of Tenant's offer to pay the Termination Amount, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Premises on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate with respect to the Affected Premises as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate with respect to the Affected Premises shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

               (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant the Affected Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant Landlord's entire interest in and to the Net Award, all in accordance with Paragraph 20.

               (e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "G" for the Remaining Premises.

          19. Restoration.

               (a) If any Net Award is in excess of the Threshold Amount, Landlord (or Lender if required by any Mortgage) shall hold the entire Net Award in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                    (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord, and (B) Landlord and Lender shall be provided with acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                    (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged or, if such mechanics' or materialmen's liens have been filed, appropriate waivers of mechanics' and materialmen's liens (or statutory bonds releasing such mechanics' or materialmens' liens) shall have been obtained or filed;

                    (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed Work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by Work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                    (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease;

                    (v) Landlord may retain ten percent (10%) of the restoration fund until the Work is fully completed;

                    (vi) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                    (vii) such other reasonable conditions as Landlord or Lender may impose.

               (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

               (c) If any sum remains in the Restoration Fund after completion of the Work and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

          20. Procedures Upon Purchase.

               (a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to or in accordance with any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

               (b) Upon the date fixed for any such purchase of the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Termination Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Termination Amount, and Landlord shall deliver to Tenant (i) a special warranty deed with respect to the Texas Premises and a grant deed with respect to the California Premises or any of the Related Premises which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Termination Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related

Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

               (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or 35,
(ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Termination Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

               (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Termination Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

          21. Assignment and Subletting, Prohibition Against Leasehold
Financing.

               (a) Except as otherwise expressly provided to the contrary in this Paragraph 21, Tenant may not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation) to any Person, other than to a Person that is a Credit Entity or any Person that is and continues for the balance of the Term to be a wholly-owned subsidiary of Tenant (a "Tenant Subsidiary"), without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in accordance with the provisions of Paragraphs 21(b) below, as applicable, and subject, in each case, to the provisions of Paragraphs 21(i) and 21(j) below. Tenant shall have the right upon not less than thirty (30) days prior written notice to, but without the consent of, Landlord to assign its interest in this Lease (A) to any Person that is a Tenant Subsidiary or (B) to a Credit Entity. Any purported sublease or assignment in violation of this Paragraph 21 (including an Affiliate transaction in violation of the provisions of Paragraphs 21(i) or 21(j) below) shall be null and void. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person at any time that an Event of Default exists.

               (b) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person ("Non-Preapproved Assignee") that is not a Tenant Subsidiary or a Credit Entity or (each a "Non-Preapproved Assignment") then Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make a Non-Preapproved Assignment, submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and
(F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Tenant by the expiration of such thirty (30) day period, such non-Preapproved Assignee shall be deemed disapproved; provided that, notwithstanding the foregoing, Landlord shall, upon the written request of Tenant given after the expiration of such thirty (30) day period, provide Tenant with a reasonably detailed response setting forth the reason for any such disapproval within ten (10) days of such request.

               (c) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases with any third parties that demise, in the aggregate, up to, but not to exceed fifty percent (50 %) of the gross leasable area of the Improvements at each Related Premises, with no consent or approval of Landlord or Lender being required or necessary (each, a "Preapproved Sublet"). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist for more than fifty percent (50 %) of the gross leasable area of the Improvements at each Related Premises without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. Notwithstanding anything to the contrary contained in this Paragraph 21, Landlord and Tenant each acknowledges and agrees that concurrently with the execution of this Lease Tenant will be entering into the FSI Sublease, FSI shall be a subtenant of Tenant with respect to the Texas Premises including rights to utilize a portion of the parking areas located at the Texas Premises as more specifically described therein, and same is hereby approved by Landlord; provided that same shall be subject and subordinate at all times to this Lease without the right to the performance, legal rights or benefits of any of Landlord's obligations hereunder.

               (d) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises (A) shall be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraph 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

               (e) Notwithstanding any provision in this Paragraph 21 or elsewhere in this Lease to the contrary, including any right or option Tenant may have to assign this Lease or sublease all or any portion of the Leased Premises without Landlord's consent, Tenant shall, upon the request of Landlord, provide and cause such assignee or sublessee to provide, such information (including, without limitation, any certification) as to any proposed assignee or sublessee and its principals as may be required for Landlord and Tenant to comply with regulations administered by the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business.

               (f) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any assignment to a

Tenant Subsidiary or a Credit Entity or any Preapproved Sublet, at least thirty
(30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease for a Preapproved Assignment or Preapproved Sublet.

               (g) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises; provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

               (h) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

               (i) Subject to the provisions of Paragraph 35 hereof (Tenant's option to purchase Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

               (j) Tenant shall not, in a single transaction or series of transactions (including any interim merger or consolidation), sell or convey, transfer or lease all or substantially all of its assets (an "Asset Transfer") to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that Tenant shall have the right to conduct an Asset Transfer to a Person without Landlord's consent if the following conditions are met: (i) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Credit Entity, (B) is an Affiliate of Tenant (but only for so long as such transferee remains an Affiliate of Tenant), (C) is approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) of this Lease or
(D) such Asset Transfer is part of a merger or consolidation in which all of the assets, liabilities and obligations of Tenant are assumed by such transferee; and (ii) this Lease is assigned to and assumed by such Person as a part of such Asset Transfer. In the event of an Asset Transfer to a Tenant Subsidiary, any subsequent sale of the assets of the original Tenant named herein by such subsidiary shall be governed by the requirements of this subparagraph (j) irrespective of whether or not such sale would be considered a sale of all or substantially all of the assets of such subsidiary.

               (k) At no time during the Term shall any Person or "group" (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) pursuant to a single transaction or series of transactions (i) acquire, directly or indirectly, more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant ("Control") or (ii) obtain, directly or indirectly, the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person), unless the purchaser of such Control or Person who acquires such voting power shall: (A) after taking into account the transaction that resulted in the acquisition of such Control or voting power, be a Credit Entity and such Person shall enter into a guaranty satisfactory to Landlord pursuant to which it guarantees the payment and performance of the obligations of Tenant under this Lease or (B) be approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) above. Except as permitted in this Paragraph 21(k) above, any such change of Control or voting power (by operation of law, merger, consolidation or otherwise) shall be deemed as an assignment of this Lease to a Non-Preapproved Assignee (regardless of the status of the proposed assignee) and the approval of Landlord and Lender shall be required as set forth in Paragraph 21(b) above and any consummation of such assignment absent such approval shall be in violation of this Lease; provided, however, that a deemed assignment pursuant to the transfer of the outstanding capital stock of Tenant shall not be deemed to include the sale of such stock by persons or parties through the "over-the-counter market" or through any recognized stock exchange, other than by those deemed to be a "control-person" within the meaning of the Securities Exchange Act of 1934.

               (l) Tenant shall pay to Landlord with each monthly installment of Basic Rent, as Additional Rent, one half of all Net Sublet Rent paid by any subtenant for the prior month under any sublease for all or any portion of the Leased Premises, but excluding any Net Sublet Rent received under the FSI Sublease, the Parking License or any Sublease with an Affiliate of Tenant. The term "Net Sublet Rent" as used in this Paragraph 21(b) shall mean the aggregate amount of all rent payable by all subtenants for any portion of the Leased Premises less (i) any operating expenses certified by Tenant relating to that portion of the Leased Premises sublet, (ii) the cost of any improvements constructed and paid for by Tenant specifically for such subtenant, (iii) customary and reasonable leasing commissions and advertising costs paid by Tenant in connection with such Sublet (at rates no higher than standard rates applicable to the Related Premises), and (iv) the product of (A) Basic Rent then in effect multiplied by (B) the percentage of the leaseable square feet of the Leased Premises sublet.

          22. Events of Default.

               (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                    (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

                    (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                    (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                    (iv) a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), but only if (x) if such payment is a payment at maturity or a final payment, or (y) if the effect of such default is to cause the holder of such obligation to accelerate and become due prior to its stated maturity and, in any such case, no waiver, forbearance or extension agreement is then in effect any subsequent waiver, forbearance or extension agreement or other cure cures such default;

                    (v) Intentionally Deleted;

                    (vi) a final, non-appealable judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days and shall not otherwise be covered by insurance;

                    (vii) Tenant's failure to timely comply with any of Tenant's Post Closing Obligations or to timely fund the Post Closing Escrow and such failure continues for ten (10) days after written notice from Landlord;

                    (viii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                    (ix) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                    (x) any of the Related Premises shall have been (A) abandoned or (B) vacated for a period in excess of thirty (30) consecutive days or more than sixty (60) days during any Lease Year, except (1) during any reasonable period of repair or restoration of such Related Premises following a Casualty or Taking, (2) during the course of performing Alterations to prepare such Related Premises for occupancy by an approved sublessee or assignee pursuant to an executed sublease or assignment agreement, (3) during the last year of the Term, or (4) with the prior written consent of Landlord, which consent may be granted or withheld in Landlord's reasonable discretion, provided that, at a minimum Tenant has established a plan for the preservation, maintenance and security of such Related Premises (including confirmation that the insurance required to be carried hereunder by Tenant will remain in full force and effect notwithstanding Tenant's vacating of such Related Premises) satisfactory to Landlord;

                    (xi) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                    (xii) the estate or interest of Tenant in any Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                    (xiii) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any provision of any Assignment or any other document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                    (xiv) a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of any of the Related Premises;

                    (xv) a failure by Tenant to deliver the estoppel described in Paragraph 25 within the time period specified therein;

                    (xvi) Tenant shall enter into an agreement to assign this Lease or an assignment of this Lease or Asset Transfer, in any event, in violation of Paragraph 21; or

                    (xvii) Tenant shall fail to provide, maintain and, if necessary, replenish the Security Deposit in accordance with the requirements of Paragraph 36.

               (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause
(i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii),
(viii), (ix), (x), (xi), (xii), (xiii), (xv), (xvi) or (xvii) of Paragraph 22(a); (B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation other than Basic Rent under clause (i) of Paragraph 22(a), then the applicable cure period shall be ten (10) days from the date notice is given, and if the default consists of the failure to pay any installment of Basic Rent, the applicable cure shall be three (3) business days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default with respect to the payment of Basic Rent more than two (2) times within any Lease Year. If the default consists of a default under clause (ii) or (xiv) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), or, with respect to an Environmental Violation, such longer period as Lender shall permit, provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default consists of a default under clause (xv) the applicable cure period shall be ten (10) days from the date notice is given. The notices described in this Paragraph 22(b) are in lieu and not in addition to the notice under California Civil Code 116 1.

          23. Remedies and Damages Upon Default.

               (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, and without further demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23 and as otherwise required by the Laws of the state in which the applicable Related Premises is situated.

                    (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of all of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any Leased Premises not surrendered by any available legal process. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such termination of the Lease, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                    (ii) Landlord may terminate Tenant's right of possession (but not this Lease) and may repossess the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease. After repossession of any of the Leased Premises pursuant hereto, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such termination of Tenant's right of possession of the Leased Premises, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(ii) or, at any time thereafter, elect to terminate this Lease and in such event Landlord shall have the right and remedies specified in the last sentence of Paragraph 23(a)(i).

                    (iii) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, (B) Tenant shall have no option to extend or renew the Term and (C) Tenant shall have no further rights under Paragraph 35 (Option to Purchase).

               (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                    (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                    (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord incurred in connection with such repossessing and reletting, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant.

                    (iii) Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

               (c) If Landlord elects to terminate this Lease upon the occurrence of an Event of Default, Landlord may collect from Tenant damages computed in accordance with the following provisions in addition to Landlord's other remedies under this Lease:

                    (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

                    (ii) the worth at the time of award of the amount by which any unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                    (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

                    (iv) any other reasonable Cost necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom including, without limitation, brokerage commissions, the cost of repairing and reletting the Leased Premises and reasonable attorneys' fees; plus

                    (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Damages shall be due and payable from the date of termination.

               For purposes of clauses (i) and (ii) of this Paragraph 23(c), the "worth at the time of award" shall be computed by adding interest at the Default Rate to the past due Rent. For the purposes of clause (iii) of this Paragraph 23(c), the "worth" at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

               (d) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

               (e) Landlord shall not be required to mitigate any of its damages hereunder except and to the extent then required to by the Laws of the State of Texas, however, Landlord acknowledges that in order to avail itself of the remedy described in Paragraph 23(j) below, Landlord may be subject to an obligation to mitigate its damages to the extent required under California Law with respect to the California Premises. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

               (f) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

               (g) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY. Landlord and Tenant agree that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 63 1, and each of Landlord and Tenant does appoint the other Person as its true and lawful attorney-in-fact, which appointment is coupled with an interest, and does hereby authorize and empower the other Person, in its name, place and stead, to file this Lease with the clerk of any court of competent jurisdiction as statutory written consent to waiver of trial by jury.

               (h) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

               (i) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

               (j) In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 which provides substantially as follows: Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover the Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations. In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant breaches this Lease and abandons the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Tenant acknowledges that the limitations on subletting and assignment set forth in Paragraph 21 are reasonable. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.

               (k) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

               (l) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof

               (m) Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant as applied hereunder are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

          24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices to Tenant shall be to the attention of Danny Schoening. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to Gray Cary, 2000 University Avenue, East Palo Alto, California 94303, Attention: Jeffrey A. Trant, Esq. A copy of any notice given by Tenant to Landlord shall be addressed to the attention of Director, Asset Management and shall simultaneously be given by Tenant to Reed Smith LLP, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

          25. Estoppel Certificate. At any time upon not less than ten (10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

          26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, as applicable, to Landlord in the same condition in which the Leased Premises were at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear excepted. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, as applicable, all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, as applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26. Notwithstanding the foregoing, the removal and/or disposal of any personal property from a Related Premises shall remain subject to any applicable statutory abandonment Laws and/or procedures in the state in which the applicable Related Premises is situated.

          27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

          28. Books and Records.

               (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

               (b) Tenant shall also deliver to Landlord and Lender within one hundred twenty (120) days of the close of each fiscal year of Tenant annual audited financial statements of Tenant certified by a nationally recognized firm of independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant and the Tenant Group, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and
(h) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

          29. Determination of Value.

               (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the procedures set forth below and shall apply equally to a determination of Fair Market Value and Fair Market Rental Value unless the context shall otherwise require:

                    (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Affected Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii) or (D) Landlord receives an Option Exercise Notice pursuant to Paragraph 35. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value. Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on the date (also, an "Applicable Initial Date") which is six (6) calendar months prior to the expiration of the then current Term unless Tenant has previously exercised its option pursuant to Paragraph 5(b) not to have the Term automatically extended.

                    (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                    (iii) If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                    (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty
(20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                    (v) If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                    (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if such State provides for or requires such registration.

                    (vii) The Cost of the procedure described in this Paragraph 29(a) above shall be borne by Tenant.

               (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be with respect to the Leased Premises or the Affected Premises, as applicable, extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (if applicable in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

               (c) In determining Fair Market Value as defined in clause (A)(y) of the definition of Fair Market Value, the appraisers shall add (i) the present value of the Rent for the remaining Term, including all extension periods actually exercised by Tenant or deemed exercised pursuant to Paragraph 5(b) of this Lease, using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (ii) the residual present value of the Leased Premises or the applicable Related Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease that Tenant has complied (and will comply) with all provisions of the Lease.

               (d) In determining Fair Market Rental Value, the appraisers shall determine the amount that a willing tenant would pay, and a willing landlord of a comparable building (utilizing a radius or region, as applicable, with respect to the California Premises and the Texas Premises, as the case may be, consistent with the radius or region initially utilized for comparables in the appraisals conducted at the time of execution of this Lease, appropriately adjusted to reflect the actual location of the applicable Related Premises) would accept, at arm's length, to rent a building of comparable size and quality as the Improvements, taking into account: (i) the age, quality, condition (as required by the Lease) of the Improvements; (ii) that the Leased Premises will be leased as a whole or substantially as a whole to a single user; (iii) a lease term of ten (10) years; (iv) an absolute triple net lease; and (v) such other items that professional real estate appraisers customarily consider.

          30. Non-Recourse as to Landlord.

               (a) Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord,
(ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any members or general partners of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any other Person (including, without limitation, Carey Property Advisors, Carey Fiduciary Advisors, Inc., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

               (b) Notwithstanding the foregoing, Tenant shall not be precluded from instituting legal proceedings for the purpose of making a claim against Landlord on account of an alleged violation of Landlord's obligations under this Lease, subject, however, to Paragraph 30(a) above.

          31. Financing.

               (a) Tenant agrees to pay, within five (5) days following written request from Landlord (or upon the date of this Lease with respect to Costs incurred as of such date), (i) all Costs (other than the Acquisition Cost) incurred by Landlord in connection with the (i) purchase and leasing of the Leased Premises including, without limitation, transfer taxes and recording fees, the cost of appraisals, environmental reports, engineering reports and zoning reports, UCC and related searches, title insurance charges and premiums, the cost of surveys, and the fees and expenses of Landlord's counsel and (ii) all Costs incurred by Landlord in connection with the financing of the initial Loan, including, without limitation, recording fees, Lender's "points" or commitment fees, if any, Lender's due diligence costs, title insurance charges and premiums, the cost of any survey or environmental report updates and the fees and expenses of Landlord's and Lender's counsel.

               (b) Tenant agrees to pay, within three (3) business days of written demand therefor, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is not caused solely by the gross negligence or willful misconduct of Landlord and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

               (c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or increase any Monetary Obligation or materially increase any non-monetary obligation of Tenant under this Lease. In addition, each loan shall provide for partial prepayment or defeasance consistent the rights of Tenant hereunder in Paragraphs 18 and 35 under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord.

               (d) In connection with any Loan, (i) Landlord shall cause the Lender to provide that no "lock-out" period prohibiting the satisfaction of the Note and Mortgage by means of prepayment or defeasance of such Loan shall be in effect on or as of any Option Purchase Date in connection with the exercise of Tenant's option pursuant to Paragraph 35 and (ii) Landlord agrees that it shall use good faith and commercially reasonable efforts to negotiate then current "market" or customary prepayment premiums in connection with any such Loan, taking into account the credit and financial standing of Tenant at the time Loan is made, current market circumstances and the type and amounts of prepayment Premiums or penalties which are generally being required in connection with mortgages held by a Lender for similar properties, similarly situated (including, without limitation, mortgages anticipated to be subject to a securitization). In addition, if Tenant shall acquire the fee interest in the Leased Premises or any Related Premises, then Landlord shall use good faith efforts to obtain on behalf of Tenant (and at Tenant's expense) the right to assume such Loan on the terms requested, or agreed to, by Tenant (or applicable portion thereof).

          32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

          33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a true lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and
(3) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.

          34. Intentionally Omitted.

          35. Option to Purchase.

               (a) Landlord does hereby give and grant to Tenant the option to purchase either the Texas Premises only or the entire Leased Premises (i) for a purchase price (the "Purchase Price") equal to the Offer Amount and (ii) on any date (the "Option Purchase Date") occurring either (A) during the period commencing thirty (30) days prior to the fifth (5th) anniversary of the date of this Lease and ending on the date that is not later than thirty (30) days after the fifth (5th) anniversary of the date of this Lease or (B) during the period commencing sixty (60) days prior to the initially scheduled Expiration Date, which, in each case, shall be mutually agreeable to Landlord and Tenant, but in any event not sooner than thirty (30) days after the Fair Market Value Date. If Tenant intends to exercise such option, Tenant shall give written notice (the "Option Exercise Notice") to Landlord to such effect not earlier than two (2) years nor later than nine (9) months prior to either of (x) the sixth (6th) anniversary of the date of this Lease or (y) the initially scheduled Expiration Date, as the case may be. Time shall be of the essence with respect to the giving of such Option Exercise Notice. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine Fair Market Value. Tenant acknowledges and agrees that it was and is a material condition to Landlord's agreement to the provisions of this Paragraph 35 that in no event shall Tenant be entitled to purchase only the California Premises under the terms hereof.

               (b) If Tenant shall exercise the foregoing option to purchase the entire Leased Premises, then on the later to occur of (i) the Option Purchase Date or (ii) the date when Tenant has paid the Offer Amount and has satisfied all other Monetary Obligations, Landlord shall convey the Leased Premises to Tenant in accordance with Paragraph 20 hereof; provided, that if an Event of Default has occurred and is continuing on the Option Purchase Date, Landlord, at its sole option, may terminate Tenant's option to purchase hereunder, and from and after the later to occur of (x) the Option Purchase Date or (y) the date when Tenant has paid the Offer Amount and has satisfied all other Monetary Obligations, this Lease shall terminate and thereafter neither party shall have any further obligations to the other under this Lease, except for any Surviving Obligations. If Tenant shall exercise the foregoing option to purchase the Texas Premises only, on the later to occur of (i) the Option Purchase Date or (ii) the date when Tenant has paid the Offer Amount, Landlord shall convey the Texas Premises to Tenant in accordance with Paragraph 20 hereof; provided, that if an Event of Default has occurred and is continuing on the Option Purchase Date, Landlord, at its sole option, may terminate Tenant's option to purchase hereunder, and from and after the later to occur of (x) the Option Purchase Date or (y) the date when Tenant has paid the Offer Amount, this Lease shall terminate as to the Texas Premises only and shall remain in full force and effect as to the California Premises; provided that, the Basic Rent for the California Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "G" for the California Premises. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE DATE ORIGINALLY FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL TO GIVE THE AFORESAID NOTICE OF INTENTION TO

PURCHASE, TIME BEING OF THE ESSENCE, THE OPTION PROVIDED IN THIS PARAGRAPH 35 AND ANY EXERCISE THEREOF BY TENANT SHALL CEASE AND TERMINATE AND SHALL BE NULL AND VOID. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS OPTION.

          36. Security Deposit.

               (a) Concurrently with the execution of this Lease, Tenant shall deliver to Landlord a security deposit (the "Security Deposit") in the amount of TWO MILLION NINE HUNDRED FIFTY THOUSAND FIVE HUNDRED TEN AND NO/100 DOLLARS_ ($2,950,510.00). The Security Deposit shall be in the form of an irrevocable letter of credit (the "Letter of Credit") and shall be issued by a bank acceptable to Landlord and having a long-term unsecured debt rating of not less than "A" from S & P and in form and substance satisfactory to Landlord. The Security Deposit shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit as a cash security deposit (the "Cash Security Deposit") in any account for the benefit of Landlord or to declare an Event of Default. The Cash Security Deposit shall not be commingled with other funds of Landlord or other Persons and no interest thereon shall be due and payable to Tenant. Notwithstanding the ratings criteria set forth in the first sentence of this Paragraph 36(a), Landlord and Lender hereby agree to accept and approve Silicon Valley Bank ("SVB") as the initial issuing bank for the Letter of Credit required hereunder; provided that, if SVB's credit rating shall drop below "Baa2" by Moody's for a period in excess of one full calendar quarter, then upon the written request of Landlord, Tenant shall deliver a replacement Letter of Credit from an issuing bank that satisfies the rating criteria set forth in the second sentence of this Paragraph 36.

               (b) So long as no Event of Default then exists and provided further that Landlord has not heretofore converted the existing Letter of Credit in to a Cash Security Deposit, then notwithstanding anything to the contrary contained in this Paragraph 36, if, (A) on any anniversary date subsequent to the second (2nd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent was due under this Lease, Tenant shall have met the L/C Reduction Criteria for the four (4) calendar quarters immediately preceding such anniversary date, then the amount of the Security Deposit required to be maintained hereunder shall be reduced to an amount equal to six (6) months then escalated Basic Rent, and (B) on any anniversary date subsequent to the fifth (5th) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent was due under this Lease, Tenant shall have met the L/C Reduction Criteria for the four (4) calendar quarters immediately preceding such anniversary, then the amount of the Security Deposit required to be maintained hereunder shall be reduced to an amount equal to three (3) months then escalated Basic Rent. In such event Tenant shall be permitted to deliver a new Letter of Credit in such lesser amount in substitution of the existing Letter of Credit (the date of each such delivery, an "L/C Reduction Date") and Landlord shall return the existing Letter of Credit to Tenant; provided, however, that if for any four (4) consecutive calendar quarters following an L/C Reduction Date Tenant shall fail to meet the L/C Reduction Criteria, then the obligation of Tenant to maintain the initial Security Deposit as required in paragraph 36(a) above shall be automatically reinstated and Tenant shall redeliver a Letter of Credit for the amount of the Security Deposit required thereunder to Landlord with in twenty (20) days of Landlord's request therefor. Notwithstanding the foregoing, Tenant acknowledges and agrees that (i) the proposed reductions in the amount of the required Security Deposit set forth in this Paragraph

36(b) shall not occur automatically and Tenant shall be required to request in writing that Landlord determine whether or not the applicable L/C Reduction Criteria has been met, and the Costs of any such requested determination incurred by Landlord shall be reimbursed by Tenant as Additional Rent hereunder upon demand, (ii) to the extent prohibited or limited by the Rating Agencies or applicable Laws, Landlord shall have no obligation to disclose to Tenant the actual credit rating determination made by any Rating Agency, and shall only be required to notify Tenant as to whether or not the applicable L/C Reduction Criteria has been met, and (iii) unless prohibited or limited by the Rating Agencies or applicable Laws, Landlord shall have the right to disclose to Lender (and its counsel and any servicer of the Loan, if applicable) the actual credit rating determination made by the Rating Agency for the purpose of obtaining Lender's cooperation with respect to the requested reduction in the amount of the required Security Deposit.

               (c) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 36, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

               (d) At the expiration of the Term and so long as no Event of Default exists the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant.

               (e) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit or the Cash Security Deposit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 36 . Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

          37. Miscellaneous.

               (a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

               (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; and (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein".

               (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise specifically provided herein and except that with respect to any assignment of this Lease or subletting of any Related Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant's sole remedy for Landlord's unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

               (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

               (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

               (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

               (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

               (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

               (i) All exhibits attached hereto are incorporated herein as if fully set forth.

               (j) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

               (k) Tenant is not, nor will Tenant become, a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and Tenant not will engage in any dealings or transactions or be otherwise associated with such persons or entities.

               (l) Each of Landlord and Tenant hereby agree that the State of Texas has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate, enforcement of Landlord's rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding any Related Premises pursuant to Paragraph 23 hereof shall be governed by and construed according to the Laws of the State in which the applicable Related Premises is located, it being understood that, to the fullest extent permitted by law of such State, the law of the State of Texas shall govern the validity and the enforceability of the Lease, and the obligations arising hereunder. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of Allen, State of Texas, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Tenant hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Tenant is located or where service of process can be effectuated.

               (m) This Lease may be executed in a number of counterparts and by different parties hereto in separate counterparts each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

          38. Post-Closing Obligations.

               (a) Pursuant to that certain property condition report and/or environmental audit report of the Leased Premises performed by Property Solutions Inc., dated December 27, 2004 with respect to the California Premises and dated November 19, 2004 with respect to the Texas Premises (collectively, the "PSI Report"), Tenant shall complete, remediate or obtain or caused to be completed, remediated or obtained the Post Closing Obligations within the time periods specified in Exhibit "E".

               (b) If, as of July 1, 2005, Tenant has not completed the Post Closing Obligations, then Tenant shall deposit with Landlord within three (3) business days of demand, the amount of $21,562.50 (the "Post-Closing Escrow") which shall be allocated to each of the Post-Closing Obligations in the amounts shown on Exhibit "F", shall secure the obligation of Tenant to complete the Post-Closing Obligations, and shall be held and disbursed as set forth in this Paragraph 38. The Post-Closing Escrow shall be released to Tenant within thirty
(30) days following the date on which Landlord receives written and photographic evidence satisfactory to Landlord that all Post-Closing Obligations have been completed (which shall include written and photographic evidence and evidence of payment in full).

               (c) If, at any time prior to the release of the Post-Closing Escrow, an Event of Default shall have occurred and be continuing, Landlord shall use the proceeds of the Post-Closing Escrow to the extent required to satisfy the Post-Closing Obligations, and be entitled, at its sole discretion, to apply any remaining balance in payment of any Rent or other charges which have not been made pursuant to this Lease and any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default. Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that Landlord's application of the proceeds of the Post-Closing Escrow towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitute a fair and reasonable use of such proceeds, and the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default, provided that an Event of Default shall not exist if Tenant restores the Post-Closing Escrow to its full amount within three (3) days and in accordance with the requirements of this Paragraph 38, so that the applicable amount of the Post-Closing Escrow shall be again on deposit with Landlord.

               (d) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the holder of the Post-Closing Escrow during the term of the applicable Loan who shall have all of the rights of Landlord under this Paragraph 38. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Post-Closing Escrow as hereinabove provided.

               (e) If there are Environmental Post Closing Obligations, the following should be added to the Exhibit:

     Tenant shall provide all communications regarding any Post Closing Obligations specified in Section 2 of Exhibit "E", including Tenant's proof of satisfactory completion of these obligations to Landlord, addressed to:

                          Louis A. Naugle, Esquire
                          Reed Smith LLP
                          435 Sixth Avenue
                          Pittsburgh, PA 15219
                          Telephone: 412-288-8586
                          Fax: 412-288-3063
                          E-mail: lnaugle@reedsmith.com

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                        LANDLORD:

                                        FINISTAR (CA-TX), LIMITED PARTNERSHIP
                                        a Delaware limited partnership

                                        By: FINISTAR GP (CA-TX) QRS 16-21, INC.,
                                               general partner


                                        By: /s/ Anne Coolidge Taylor
                                            ------------------------------------
                                        Name: Anne Coolidge Taylor
                                        Title: President


WITNESS/ATTEST:                         TENANT:

                                        FINISAR CORPORATION,
                                        a Delaware corporation


By:                                     By: /s/ Stephen K. Workman
    ---------------------------------       ------------------------------------
Name:                                   Name: Stephen K. Workman
      -------------------------------   Title: Senior Vice President,
Title:                                         Chief Financial Officer and
       ------------------------------          Secretary


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                                                                       EXHIBIT D

                               BASIC RENT PAYMENTS

     1. Basic Rent.

          (a) Initial Term. Subject to the adjustments provided for in Paragraph 2 below, Basic Rent payable in respect of the Term shall be $2,950,510.00 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $737,627.50 each. Pro rata Basic Rent for the period from the date hereof through the last calendar day of February, 2005 shall be paid on the date hereof.

          (b) Renewal Term. Annual Basic Rent for the Renewal Term shall be an amount equal to the greater of (x) the Basic Rent in effect for the Lease Year immediately preceding the commencement of the Renewal Term and (y) the Fair Market Rental Value of the Premises as of the first day of the applicable Renewal Term, as determined in accordance with Paragraph 29 of this Lease, and shall be payable in equal quarterly installments and shall be subject to the increases provided for in Paragraph 2 below (including for the first year of each Renewal Term).

     2. Adjustments to the Basic Rent. Basic Rent shall not be adjusted until the first (1st) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the first (1st) anniversary of the First Full Basic Rent Payment Date and thereafter on each anniversary of the First Full Basic Rent Payment Date during the Term (including any Renewal Term), Basic Rent shall be increased by 2.25% over the Basic Rent then in effect (each such date being hereinafter referred to as the "Basic Rent Adjustment Date"). Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date. Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

     3. ARBITRATION OF DISPUTES. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OF JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN PARAGRAPH 2 ABOVE. IF YOU REFUSE TO SUBMIT THE ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR


                                   EXHIBIT D-1

AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE TO NEUTRAL ARBITRATION.

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                     LANDLORD                         TENANT


                                   EXHIBIT D-2